EXHIBIT 99.1

374Water and Environmental Services Company are Selected for an Energy and Resource Recovery Project by the U.S. DOE and Israel MoE

DURHAM, NC / ACCESSWIRE/ December 14, 2021 / 374Water Inc. (OTCQB: SCWO), is pleased to announce that the U.S. Department of Energy (DOE) and Israel’s Ministry of Energy (MoE), along with the Israel Innovation Authority, have selected 374Water and Environmental Services Company, Ltd. (ESC) to conduct a cleantech project through the Binational Industrial Research and Development (BIRD) Energy program.

374Water and ESC will adapt and deploy an AirSCWO™ Nix6 system to harness energy and resource recovery from hazardous organic waste using supercritical water oxidation. The $3.5M USD project will accelerate technology innovation on the water-energy nexus. BIRD Energy will contribute $900,000 USD.

“374Water is excited to partner with ESC on a project supported by the US and Israeli governments, and the BIRD Energy program. Our AirSCWO™ technology coupled with ESC’s extensive waste management experience will shift the waste paradigm from energy-intensive treatment and disposal to energy-efficient elimination and resource recovery,” commented 374Water, Co-Founder and CEO, Kobe Nagar. “We are excited to expand our global footprint into Israel, a country well known for innovation.”

AirSCWO™ is a revolutionary physical-thermal process that uses supercritical water oxidation to convert waste to recoverable energy, water, and minerals, while eliminating organic pollutants, including “forever” chemicals such as PFAS.

BIRD Energy supports research and development that benefits both the United States and Israel by enabling commercialization of sustainable energy technologies that improve economic competitiveness, create jobs, and increase energy security. It has funded 60 cooperative Israel-U.S. clean energy projects for a total government investment of approximately $47.5 million and approximately $62 million in funds matched by the private sector.

Cautionary Language

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

About 374Water Inc.

374Water is a US-based cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve the United Nations Sustainable Development Goals.

CONTACT: Mr. Richard Davis ir@374Water.com, (786) 412-7015